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                                                                   Exhibit 10.46

                                                                  EXECUTION COPY

                                  PHOTO MASK SUPPLY AGREEMENT

         This Photo Mask Supply Agreement ("Agreement") is made and entered into this 13th day of April 1999 (the "Effective Date") by and between Samsung Electronics Co., Ltd., a corporation organized under the laws of the Republic of Korea ("Samsung"), and Fairchild Korea Semiconductor Ltd., a corporation organized under the laws of the Republic of Korea ("Fairchild"). Either Samsung or Fairchild may be referred to herein as a "Party" or together as the "Parties," as the case may require.

                                    RECITALS

         WHEREAS, Samsung and Fairchild Semiconductor Corporation have entered into a certain business transfer agreement dated as of December 20, 1998 ("Business Transfer Agreement") and Fairchild Semiconductor Corporation has assigned its rights thereunder to Fairchild, pursuant to which Fairchild will acquire all of the Conveyed Assets and assume all of the Assumed Liabilities (each as defined in the Business Transfer Agreement) upon the terms and conditions set forth in the Business Transfer Agreement; and

         WHEREAS, the Parties hereto desire to enter into an agreement as contemplated and required by the Business Transfer Agreement whereby Samsung will provide the Masks (as defined below) to Fairchild following the Closing (as defined in the Business Transfer Agreement), in accordance with the terms and conditions of this Agreement; and

         WHEREAS, the execution and delivery of this Agreement is required by the Business Transfer Agreement and is a condition to the closing of the transactions contemplated thereunder.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and undertakings contained herein, the Parties hereto, intending to be legally bound hereby, do agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         Section 1. 1 Definition . Unless otherwise defined herein, capitalized terms used herein shall have the meaning ascribed to such term in the Business Transfer Agreement.

          "Facilities" shall mean Samsung's photo mask facilities located at Kiheung, Korea.

         "Masks" shall mean the photo masks used to manufacture the wafers of Fairchild.



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         "Past Practices" shall mean the practice of Samsung's photo mask works division at the Facilities and the Business occurring during calendar year 1998, including, without limitation, practices relating to mask inventory reports, mask inspection data and engineering support and PCN information.

                                   ARTICLE II
                              GENERAL REQUIREMENTS

         Section 2.1 General Requirements

                 (a) Samsung shall supply Masks to Fairchild hereunder consistent with Past Practices. The Masks shall be manufactured at the Facilities.

                 (b) Fairchild shall provide Samsung, free of charge, with a database for revision of existing, Masks or new production of Masks. Samsung shall not be liable for any defective Mask to the extent such defect is a result of errors or defects in the database supplied by Fairchild.

                                   ARTICLE III
                      PRODUCT/PROCESS CHANGES NOTIFICATION

         Section I Product/Process Changes Notification

                 (a) If Samsung proposes to make any change affecting the manufacturing processes, materials and/or suppliers affecting the Masks, Samsung shall provide at least thirty (30) days prior written notice to Fairchild of the intended change for Fairchild's consent, which shall not be unreasonably withheld or delayed. Samsung shall be responsible for any cost increase arising from any such change. Fairchild shall not be responsible for any loss incurred as a result of Samsung's failure to timely provide notification of such change.

                 (b) Fairchild shall provide (i) at least thirty (30) days prior written notice to Samsung of any proposed change in Mask design, layout modification, fabrication process, test programs or other changes which may impact upon Samsung's manufacture of Masks and (ii) reasonable notice consistent with Past Practices in connection with (A) the copying or replacement of any existing Mask or (B) an insignificant change to correct for low yields. Fairchild shall be responsible for any cost increase arising from any such change. Samsung shall not be responsible for any loss incurred as a result of Fairchild's failure to provide timely notification of such change.

                 (c) Subject to the business requirements of both Parties, the Parties agree to use their Best Efforts, consistent with Past Practices, to promptly accommodate requests for urgent services or deliveries hereunder.


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                                   ARTICLE IV
                            INSPECTION AND WARRANTY

          Section 4.1 Inspection. Fairchild shall inspect the Masks within five
(5) days after delivery at its facility. Upon completion of such inspection, Fairchild shall promptly report any damaged or defective Masks in any shipment. Fairchild reserves the right to reject any damaged or defective Mask.

         Section 4.2 Express Warranty. Samsung warrants that the Masks supplied to Fairchild hereunder shall conform to all applicable specifications and processes (or, in the absence of specifications, generally accepted industry standards) consistent with Past Practices for Masks supplied hereunder and shall be free from defects in material and Samsung's workmanship. Such warranty, however, shall not apply to the Fairchild supplied database incorporated in the Masks. This warranty is limited to a period of six (6) months from the date of delivery to Fairchild. If, during the six-month period:

                 (a) Samsung, is notified promptly upon discovery in writing by a reasonably detailed description of any such defect in any Mask; and

                 (b) Samsung, upon being reasonably satisfied with such description, requests Fairchild to return such Mask, and Fairchild returns such Mask to the Facilities at Fairchild's expense for inspection; and

                 (c) Samsung's examination reveals that the Mask is defective, or the Mask is indeed defective and the Mask does not meet the applicable specification or is defective in materials or Samsung's workmanship and such problems are not caused by accident, abuse, misuse, neglect, improper storage, handling, packaging or installation, repair, alteration or improper testing or use by someone other than Samsung, then Samsung shall promptly, at Fairchild's option, either replace such Mask or credit Fairchild for such defective Mask. Samsung shall reimburse Fairchild for the transportation charges paid by Fairchild in returning such defective Mask to Samsung. If any problems in the Mask are due to the database provided by Fairchild, then Samsung shall be free from all liabilities.

         Section 4.3 Disclaimer. THE WARRANTY SET FORTH IN SECTION 4.2 CONSTITUTES SAMSUNG'S EXCLUSIVE LIABILITY, AND FAIRCHILD'S EXCLUSIVE REMEDY, FOR ANY BREACH OF WARRANTY. EXCEPT AS SET FORTH IN SECTION 4.2, SAMSUNG MAKES AND FAIRCHILD RECEIVES NO WARRANTIES ON THE MASKS SUPPLIED HEREUNDER, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AND SAMSUNG SPECIFICALLY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

                                    ARTICLE V
                                     ORDERS

         Section 5.1 Orders. All sales and purchases between Samsung and Fairchild shall be initiated by Fairchild's issuance of written purchase orders with reasonable

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lead time sent by either registered mail or facsimile followed by mail. Such purchase orders shall be submitted to Samsung on or before the tenth (10th) day prior to the end of each month, describing the quantity and type of the products and shipping and invoicing instructions requested by Fairchild for delivery the following month. By written agreement of the Parties, purchase orders may also be sent and acknowledged by electronic data exchange or other mutually satisfactory system. In the event of any conflict between the terms and conditions of this Agreement and either Party's purchase order, acknowledgment, or similar forms, the Parties shall resolve such conflict in good faith.

                                   ARTICLE VI
                              PRICES AND PAYMENT

          Section 6.1 Prices. Set forth in Schedule 6.1 hereto are the prices, expressed in U.S. Dollars, that Fairchild shall pay to Samsung for the supply of Masks hereunder during the term of this Agreement. Such prices are on an EX WORKS Kiheung, Korea Facilities basis. The Parties acknowledge and agree that the prices in Schedule 6.1 hereto reflect the sum of Samsung's standard manufacturing costs, material costs, interest and general and administrative expenses for the production of Masks hereunder in Korean Won, such costs, interest and expenses being converted into U.S. Dollars at the exchange rate of 1200 Korean Won : 1 U.S. Dollar.

          Section 6.2 Payment. Prices shall be paid in U.S. Dollars by telegraphic transfer. Payment terms are net thirty (30) days from the date of tax invoice.

          Section 6.3 Miscellaneous Charges and Taxes. Fairchild shall pay, in addition to the prices quoted or invoiced, the amount of any special handling charges if such charges were paid by the Business in Past Practices. Fairchild shall also pay all sales, use, VAT, excise or other similar tax applicable to the sale of goods or provision of services covered by this Agreement, or Fairchild shall supply Samsung with an appropriate tax exemption certificate.

          Section 6.4 Interest on Late Payments. If Fairchild fails to make any payment due hereunder by the date it is due, Fairchild shall pay to Samsung, in addition to the amount of such payment due, a late charge of one-twentieth of one percent (1/20%) of the outstanding amount per day from the due date of the payment until finally paid.

          Section 6.6 Prorated Charges. Should Fairchild terminate any order prior to process completion, Fairchild shall be charged a prorated portion of the full price of such Masks subject to a negotiated adjustment, based on the process termination point, including handling incurred by Samsung in processing the total quantity started.

          Section 6.5 Additional Services. For Masks not reflected in Schedule 6.1, terms shall be on an individual purchase order basis at prices to be negotiated by the Parties; provided, however, that for Masks not reflected in
Schedule 6.1 but which were supplied in Past Practices, the Parties shall negotiate in good faith to determine prices for such services using a

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methodology consistent with that used to determine the prices set forth in
Schedule 6. 1.

                                   ARTICLE VII
                                    DELIVERY

          Section 7.1 Delivery. Samsung shall deliver Masks on the delivery dates agreed to by the Parties. Delivery of 90% or more of volume of Masks published in the order and made within -7/+2 days of the delivery date(s) agreed to by the Parties shall constitute timely delivery. Delivery will be on an EX WORKS Kiheung, Korea Facilities basis, at which point delivery shall be deemed to be made and risk of loss and title shall pass to Fairchild. Deliveries will be subject to incoming inspection as set forth in Section 4.1.

          Section 7.2 Late Delivery. If Samsung fails to timely deliver Masks in accordance with Section 7.1, Fairchild shall have the right in its sole discretion to cancel all or any part of the purchase order pertaining to such Masks. Any obligation of Fairchild under any commitment to Samsung under this Agreement associated with such cancelled purchase order shall be discharged in full and Fairchild shall have no liability whatsoever to Samsung thereof.

          Section 7.3 Packing. All Masks delivered pursuant to the terms of this Agreement shall be suitable, packed for shipment in containers specified by Fairchild, marked for shipment to Fairchild's address set forth in the applicable purchase order and delivered to a carrier or forwarding agent chosen by Fairchild. Should Fairchild fail to designate a carrier, forwarding agent or type of conveyance, Samsung shall make such designation in conformance with its standard shipping practices. Delivery will be EX WORKS Kiheung, Korea Facilities basis, at which time risk of loss and title shall pass to Fairchild.

          Section 7.4 Lot Integrity. To facilitate the inspection of deliveries to Fairchild, lot integrity shall be maintained on all such deliveries, unless specifically waived by mutual agreement of the Parties.

          Section 7.5 Cancellation. Subject to the provisions of Section 5 and its other obligations hereunder, Fairchild may cancel any purchase order upon 30 days written notice prior to the commencement of manufacturing without charge, provided that Fairchild reimburses samsung for labor costs actually incurred by Samsung and the cost of any raw materials purchased for such order to the extent such raw materials are not used for any other products.

          Section 7.6 Production Stoppages. Fairchild may request that Samsung, stop production of Masks in process for Fairchild's convenience, and Samsung shall consider stopping depending on the point of process. In such event, Fairchild shall pay for all Masks at the agreed price, subject to a negotiated adjustment based upon the degree of competition of the Masks and whether or not Samsung is able to use the unfilled capacity. Samsung shall, if reasonably practicable, restart production of stopped Masks within a reasonable time after receipt of a written request from Fairchild, subject to Fairchild's payment of any additional expenses incurred.



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          Section 7.7 Partially Completed Inventory . In the event that
Fairchild elects to maintain an inventory of partially finished Masks, ownership of the partially finished Masks shall pass to Fairchild when they reach the holding point defined by the relevant process flow. Samsung shall invoice Fairchild for such Masks, but they shall be stored under clean-room conditions and remain in Samsung's processing WIP management system. Samsung shall inform Fairchild of the number and types of these Masks remaining in inventory at the end of each month. Further, the electronic records and physical inventory shall be available for inspection by Fairchild at any time. Samsung shall credit Fairchild with the amount previously invoiced for any such Masks at such time as they are restarted in the process flow.

                                  ARTICLE VIII
                  QUALITY CONTROL; INSPECTION; AND RELIABILITY

         Section 8. 1 Specifications. Samsung shall manufacture and provide Masks in accordance with the specifications for the applicable Mask. Prior to shipment, Samsung shall perform the electrical parameter testing and other inspections specified to be performed by it in the applicable specifications on each Mask lot manufactured. Samsung shall only ship those Mask lots that successfully pass the applicable specifications. Samsung shall electronically provide Fairchild with the electrical test data specified in the applicable specifications.

          Section 8.2 Certification. Samsung warrants that It will maintain ISO9001/ISO14001 certification throughout the term of this Agreement. Samsung shall provide Fairchild notice of any audits and copies of any report or correspondence relating, to such or similar certifications.

                                   ARTICLE IX
                       ON-SITE INSPECTION AND INFORMATION

         Section 9.1 Inspection and Evaluation Samsung shall allow Fairchild and/or Fairchild's customers to visit and evaluate the Facilities during, normal business hours as part of established source inspection programs, it being understood and agreed between Fairchild and Samsung that Fairchild must obtain the concurrence of Samsung for the scheduling of all such visits, which concurrence shall not be unreasonably withheld.

         Section 9.2 Information. Upon Fairchild's written request, Samsung will provide Fairchild with process control information, including but not limited to: process and electrical test yield results, current process specifications and conformance to specifications; calibration schedules and logs for equipment; environmental monitor information for air, gases and DI water; documentation of operator qualification and training; documentation of traceability through Samsung's operation; and Samsung verification information.

                                    ARTICLE X

                                   [Reserved.)



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                                   ARTICLE XI
                              TERM AND TERMINATION

         Section 11.1 Term. The term of this Agreement shall be three years from the Effective Date.

         Section 11.2 Termination. This Agreement may be terminated (i) upon mutual agreement of the Parties; or (ii) by one Party sending a written notice to the other Party of the termination of this Agreement, which notice specifies the reason for the termination, upon the happening of any one or more of the following events:

                 (a) The other Party is the subject of a bankruptcy, corporate reorganization or composition petition filed in a court of competent jurisdiction, whether voluntary or involuntary, which petition in the event of an involuntary petition is not dismissed within thirty (30) days; if a receiver or trustee is appointed for all or a substantial portion of the assets of the other Party; or if the other Party makes an assignment for the benefit of its creditors; or

                 (b) The other Party fails to perform substantially any material covenant or obligation, or breaches any material representation or warranty provided for herein; provided, however, that no right of termination shall arise hereunder until thirty (30) days after receipt of written notice by the Party who has failed to perform from the other Party, specifying the failure of performance, and said failure having not been remedied or cured during said thirty (30) day period. For purposes of this section, material breach shall mean a breach that would reasonably be expected to result in a serious adverse effect on the non-breaching Party's business operations related to the Masks.

         Section 11.3 Effect of Termination. Upon termination of this Agreement, all rights granted hereunder shall immediately terminate and each Party shall return to the other Party any property belonging to the other Party which is in its possession. Fairchild's liability to Samsung for any costs or expenses, including but not limited to materials, inventory and work-in-progress, arising from any order placed by Fairchild with Samsung prior to termination shall not be affected by the termination of this Agreement. Nothing in this Article II is intended to relieve either Party of any liability for any payment or other obligation existing at the time of termination. The provisions of Sections 11.3, 12.1, 12.2, 14.1, 14.2, 14.3, 14.8, 14.10, 14.12,
14.17 and 14.18 shall survive the termination of this Agreement for any reason.

                                   ARTICLE XII
                                 CONFIDENTIALITY

          Section 12.1 Confidential. Samsung and Fairchild agree that any confidential Information (as defined in the Confidentiality Agreement executed between Samsung Electronics Co., Ltd. and Fairchild Semiconductor Corporation on September 18, 1998) each Party discloses, generates or otherwise acquires under this Agreement, as the case may be, shall be treated in accordance with the terms and conditions of the Confidentiality Agreement. Samsung and Fairchild further agree that, in the event the Confidentiality Agreement expires


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prior to termination or expiration of this Agreement, the terms and conditions of the Confidentiality Agreement shall continue to apply with respect to any Confidential Information disclosed, generated or otherwise acquired under this Agreement.

         Section 12.2 Ownership and Maintenance of Data. Ail records, data files (and the data contained therein), input materials, reports and other materials provided to Samsung by Fairchild and derivative data computed or processed therefrom (collectively the "Data") pursuant to this Agreement after the Effective-Date will be the exclusive property of Fairchild, and Samsung shall not possess any interest, title, lien or right in connection therewith. Samsung shall safeguard the Data to the same extent it protects its own similar materials, but in no case in an unreasonable manner. Data shall not be used by Samsung for any purpose other than in support of Samsung's obligations hereunder. Neither the Data nor any part thereof shall be disclosed, sold assigned, leased or otherwise disposed of to third parties by Samsung or commercially exploited by or on behalf of Samsung, its employees or agents. If a Party determines that it is required to disclose any information pursuant to applicable law or receives any demand under lawful process to disclose or provide information of the other Party that is subject to the confidentiality provisions hereof, such Party shall notify the other Party prior to disclosing and providing such information and shall cooperate at the expense of the requesting Party in seeking any reasonable protective arrangements requested by such other Party. Subject to the foregoing, the Party that receives such request may thereafter disclose or provide information to the extent required by such law or by lawful process. Upon termination of this Agreement, Samsung shall provide Fairchild reasonable access to retained Data for a period not to exceed three (3) months following said termination whereupon, upon Fairchild's request, such Data will be transferred to Fairchild at Fairchild's cost, except in the event of termination by Fairchild under Section 11.2(b) by reason of Samsung's material breach, in which case, such transfer will be made at Samsung's cost.

                                  ARTICLE XIII
                                  FORCE MAJEURE

         Section 13.1 Force Majeure.

                 (a) A Party is not liable for a failure to perform any of its obligations under this Agreement insofar as it proves that the failure was due force majeure.

                 (b) Force majeure within paragraph (a) above may result from events including, but not limited to, (i) war, whether declared or not, riots, acts of sabotage, explosions, fires, destruction of equipment/machines, or inability to obtain raw materials, (ii) natural disasters, such as violent storms, earthquakes, floods and destruction by lightning, (iii) the intervention of any Governmental Authority, (iv) boycotts, strikes and lock-outs of all kinds and work-stoppages and (v) any other cause, whether similar or dissimilar to the foregoing beyond the control of the Party claiming the benefit.

                 (c) A Party seeking relief hereunder shall as soon as practicable after the force majeure and its effects upon its ability to perform became known to it give notice to the other Party of such force majeure.


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                                   ARTICLE XIV
                                  MISCELLANEOUS

         Section 14.1 Notices. All notices hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, telecopy or other electronic transmission service to the appropriate addresses or numbers as set forth below.

Notices to Samsung shall be addressed to:

Samsung Electronics Co., Ltd.
Samsung Main Building
250, 2-Ka, Taepyung-Ro, Chung-Ku
Seoul, Korea
Attention:          Director, Legal Department
                    Telecopy No.: 822-727-7179

with a copy to:

Bae, Kim & Lee
Hankook Tire Bldg. 647-15
Yoksam-dong, Kangnam-gu
Seoul 135-723, Korea
Attention:          Kap-You Kim
Telecopy No.:       822-3404-0001

or at such other address and to the attention of such other Person as Samsung may designate by written notice to Fairchild.

Notices to Fairchild shall be addressed to:

Fairchild Korea Semiconductor Ltd.

82-33, Todang-Dong
Wonmi District
Puchon City, Kyonaggi Province
Korea
Attention:          President
Telecopy No.: (82 32) 683-1199

with copies to:


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Fairchild Semiconductor Corporation
333 Western Avenue, M.S. 01-00
South Portland, Maine 04106
Attention:          Daniel E. Boxer
Telecopy No.:       (01)(207)761-6020

and to:

Kim & Chang,
223 Naeja-Dong, Chongro-Ku
Seoul 110-053, Korea
Attention:          Y.J. Ro
Telecopy No.:       (82 2)-737-9091

Or at such other address and to the attention of such other Person as Fairchild may designate by written notice to Samsung.

         Section 14.2 Indemnification. (a) Each Party (the "Indemnifying Party"), at its own expense and cost, shall defend any suit, claim or legal proceeding against the other Party (the "Indemnified Party") for the infringement of patents or trademark, or claims based on allegations of copyright, trade secret or other proprietary right infringement, by the Indemnifying Party. The Indemnifying Party shall pay all damages and costs which may be awarded against the Indemnified Party because of such infringement by the Indemnifying Party.

                    (b) The Indemnifying Party's duties under the immediately preceding paragraph (a) are conditional upon the Indemnified Party furnishing to the Indemnifying Party prompt written notice of the commencement of any suit or proceeding or any claim of infringement and a copy of each written communication relating to the alleged infringement, and giving to the Indemnifying Party authority and reasonable assistance (at the Indemnifying Party's expense and cost) to defend or settle such law suit, proceeding or claim. The Indemnifying Party shall not be bound by any settlement made without its prior consent.

          Section 14.3 Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the Republic of Korea without reference to the choice of law principles thereof. Fairchild and Samsung consent to and hereby submit to the non-exclusive jurisdiction of the Seoul District Court located in the Republic of Korea in connection with any action, suit or proceeding arising out of or relating to this agreement, and each of the parties irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

          Section 14.4 Effectiveness. The Parties' obligations under this Agreement are conditioned upon the Closing, the occurrence of which is subject to various conditions set forth in the Business Transfer Agreement. This Agreement shall become operative if and when the Closing occurs and shall be null and void if the Closing does not occur for any reason.


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         Section 14.5 Headings; Definitions. The section and article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All references to Sections or Articles contained herein mean 0 Sections or Articles of this Agreement unless otherwise stated.

          Section 14.6 Amendment. This Agreement may not be amended, modified, superseded, canceled, renewed or extended receipt by a written instrument signed by the Party to be charged therewith.

         Section 14.7 Waiver; Effect of Waiver. No provision of this Agreement may be waived except by a written instrument signed by the Party waiving compliance. No waiver by any Party of any of the requirements hereof or of any of such Party's rights hereunder shall release the other Party from full performance of its remaining obligations stated herein. No failure to exercise or delay in exercising on the part of any Party any right, power or privilege of such Party shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege by such Party.

          Section 14.8 Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be deemed invalid, illegal or unenforceable to any extent or for any reason, such provision shall be severed from this Agreement and the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law. A provision which is valid, legal and enforceable shall be substituted for the severed provision.

          Section 14.9 No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer on any Person other than the Parties and their respective successors or assigns any rights (including third-party beneficiary rights), remedies, obligations or liabilities under or by reason of this Agreement. This Agreement shall not provide third parties with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to the terms of this Agreement.

           Section 14.10 Interpretation; Absence of Presumption.

                    (a) For the purposes hereof, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules hereto) and not to any particular provision of this Agreement, and Article, Section, paragraph and Schedule references are to the Articles, Sections, paragraphs and Schedules to this Agreement unless otherwise specified, (iii). the word "including" and words of similar import when used in this Agreement means "including' without limitation," unless the context otherwise requires or unless otherwise specified, (iv) the word "or" shall not be exclusive, (v) provisions shall apply, when appropriate, to successive events and transactions, and (vi) all references to any period of days shall be deemed to be to the relevant number of calendar days.


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                    (b) This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

          Section 14.11 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

         Section 14.12 Entire Agreement. This Agreement (including agreements incorporated herein), the Business Transfer Agreement, the Confidentiality Agreement and the Schedules hereto contain the entire agreement between the Parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the Parties other than those set forth or referred to herein.

         Section 14.13 Relationship of the Parties. Samsung shall perform all services hereunder as an independent contractor. This Agreement does not create a fiduciary or agency relationship between Samsung and Fairchild, each of which shall be and at all times remain independent companies for all purposes hereunder. Nothing in this Agreement is intended to make either Party a general or special agent, joint venturer, partner or employee of the other for any purpose.

          Section 14.14 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided, however, that no Party will assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other Party, except that (i) Fairchild may assign its rights hereunder as collateral security to any bona fide financial institution engaged in acquisition financing in the ordinary course providing financing to consummate the transactions contemplated hereby or any bona fide financial institution engaged in acquisition financing in the ordinary course through which such financing is refunded, replaced or refinanced and any of the foregoing financial institutions may assign such rights in connection with a sale of Fairchild in the form then being conducted by Fairchild substantially as an entirety and (ii) Samsung and Fairchild each may assign its rights and obligations under this Agreement to any Entity that succeeds to substantially all of its assets and liabilities.

          Section 14.15 Fulfillment of Obligations. Any obligation of any Party to any other Party under this agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.

          Section 14.16 Publicity. Neither Party shall, without the approval of the other Party, make any press release or other public announcement concerning the terms of the transactions contemplated by this Agreement, except as and to the extent that any such Party shall be so obligated by law or pursuant to a lawful request of a government agency.

         Section 14.17 Specific Performance. The Parties each acknowledge that, in view of the uniqueness of the subject matter hereof, the Parties would not have an adequate remedy at



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law for money damages in the event that this Agreement were not performed in accordance with its terms, and therefore agree that the Parties shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which the Parties may be entitled at law or in equity.

         Section 14. 18 No Consequential Damages. In no event shall either Party be liable for any indirect, special, incidental, or consequential damages resulting from the other Party's performance or failure to perform under this Agreement, or the furnishing, performance, or use of any goods or services sold pursuant hereto, whether due to breach of contract, breach of warranty, negligence or otherwise, regardless of whether the nonperforming Party was advised of the possibility of such damages or not.


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         IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed on their behalf as of the date first written above.

                                              SAMSUNG ELECTRONICS CO., LTD.

                                              By:    /s/ Kim Suk
                                                     ---------------------------
                                              Name:
                                                     ---------------------------
                                              Title:
                                                     ---------------------------


                                              FAIRCHILD KOREA SEMICONDUCTOR LTD.

                                              By:    /s/ Joseph R. Martin
                                                     ---------------------------
                                              Name:  Joseph R. Martin
                                                     ---------------------------
                                              Title: Exec. V.P.
                                                     ---------------------------
                                       14

                                  Schedule 6.1

                               Pricing and payment

                                                                       unit: USD
--------------------------------------------------------------------------------
                                                        Overhead
                                     Manufacturing (interest +general
   Size         CD           Spot       cost        & administrative) Total cost
--------------------------------------------------------------------------------

5"         F     (</=2.5)   0.25          879.16                 245   1,124.26
           G     (</=3.5)                  702.5              173.33     875.83
           H     (</=4.1)                 656.66                 155     811.66
           I     (</=5.5)                    625              141.66     767.50
           J     (</=7.4)                  577.5              126.66     704.16
           K     (>7.4)                   561.66              120.83      682.5
--------------------------------------------------------------------------------
Master     5"               5"-mast        447.5                 130      577.5
           6"               6"-mast       473.33                 140     614.16
--------------------------------------------------------------------------------
Copy       5"               5"-copy           75               16.66      91.66
--------------------------------------------------------------------------------
Rework                                    344.16                  60     404.16
--------------------------------------------------------------------------------
Dummy                                Main inch CD spot cost * 50%
--------------------------------------------------------------------------------